Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com
Shares Listed: Toronto Stock Exchange - Ticker Symbol - ARZ American Stock Exchange - Ticker Symbol - AZK U.S. Registration: (File #0-22672) News Release Issue No. 1 - 2006

JANUARY 17, 2006
FOR IMMEDIATE RELEASE

AURIZON PROVIDES UPDATE ON CANADA’S NEXT GOLD MINE

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) is pleased to present a development progress report at its 100 percent owned Casa Berardi Gold Project located in north-western Quebec, Canada.

Aurizon acquired the Casa Berardi Project with the objective of advancing the Project to commercial production, in as short a period as possible, while at the same time reducing the pre-production capital costs and lowering the technical and financial risk of the Project.  As a result of this approach, commercial production at Casa Berardi is expected to commence in the fourth quarter of this year.  Based on a gold price of US$400 per ounce, a U.S. dollar exchange rate of 1.25, gold reserves of 1,247,000 ounces, and a recovery rate of 91%, the start up plan anticipates that the Project will produce an average of 175,000 ounces of gold per annum at an estimated total cash cost of US$219 per ounce, for an internal rate of return of 23%.  At current gold prices of US$550 per ounce, and an exchange rate of 1.16, the internal rate of return would increase to 48% and the payback is estimated at approximately 2 years.

The main focus during the pre-production period is to develop the underground mine, refurbish the mill, and continue with the Company’s 2006 exploration program, which will include 23,000 metres of surface exploration drilling, and 14,000 metres of underground exploration drilling.

The current status of the Casa Berardi Project is as follows:

•

On surface, site construction has been completed. A new head frame has been erected, along with a hoist room, and surface ore and waste bins. Mechanical and electrical hoist installations are also complete.

•

In 2006, a new 25kV electrical power line will be erected from the main substation to connect three sites; the new shaft location, the cement plant, and the rockfill raise collar.  Modifications to the existing ventilation system are near completion.

•

Underground, the shaft has been raised up from the 550 meter level to the shaft collar bottom.  The 42 meter deep shaft collar construction was completed last year.  Installation of services required for shaft sinking have been completed.  The shaft has been slashed to more than 325 metres below surface, representing 40% of the required development, and slashing will continue to the end of the shaft raise at the 550 metre level.  Conventional sinking is planned from the 550 metre level to the 790 metre level.

•

Underground lateral development is progressing, achieving budgeted productivity.  The ramp has been extended to 690 metres below the surface, achieving 75% of the required development.  Seven working ore development headings have been accessed and development along the 650 and 670 metre ore levels is in progress.

•

Underground vertical development is ongoing.  The ventilation raise has been completed from the 280 metre level down to the 550 metre level.  The fill raise, which currently doubles as the auxiliary ventilation raise, has been completed from the 550 metre level down to the 670 metre level.

January 17, 2006
Aurizon Provides Update on Canada’s Next Gold Mine

•

Stope preparation will be initiated in the third quarter, three months ahead of scheduled production start-up, in Zone 113 and Zone NW.

•

Work on the refurbishment and modification of the Casa Berardi mill is underway.

There are over 300 people currently active on site, under the direction of Aurizon’s experienced technical team, most of whom have over 20 years of experience in developing and operating underground mines.

Development and definition drill programs are currently underway with the objective of increasing the Project’s initial six year mine life.  Three underground rigs and four surface exploration rigs are currently active on site.  In 2006, 23,000 metres of surface exploration drilling is planned to test the extension of the open pit, inferred mineral resource in the area of the East mine, and to test the dip extension of the Casa Berardi fault, west of the West mine area.  In addition 14,000 metres of underground drilling, from the existing 550 metre track drift, is planned to further delineate the inferred resources contained in Zones 118 to 120.

Aurizon Mines Ltd. announced on December 23, 2005, that it had received and accepted a commitment from BNP Paribas ("BNPP") to arrange and underwrite a senior debt financing facility for up to $75 million to finance the completion and start-up of the Casa Berardi Project.  The debt facility, which is expected to close on or about January 31, 2006, will complement the recently completed $28 million equity financing and will meet the Project’s direct and contingent funding requirements for completion and start-up.

Additional Information

Two sketches are attached showing the underground development progress.  All other information previously released on the Casa Berardi Project is also available on the Aurizon website.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.  Additional information on Aurizon and its properties is available on Aurizon’s website at http://www.aurizon.com.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations and assumptions as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, availability of financing, capital expenditures, work programs, exploration programs and mineral reserve and resource estimates and the realization of mineral reserve and resource estimates.  Forward-looking statements express, as at the date of this News Release, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, the timing and amount of estimated future production, costs of production, currency fluctuations, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Revised Initial Annual Information Form filed with the Securities Commission of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon’s Annual Report on Form 20-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.

10400E
10800E
11200E
11600E
12000E
12400E
12800E
WEST
PRINCIPAL
CROWN PILLAR
280m level track drift
-400m
550 m
690 m
790 m
890 m
-800m
Legend
Mineable Reserves
Indicated Resources
Inferred Resources
Past Production
Existing Infrastructure
Preproduction Development 2006
Proposed Development Feasibility study
0
200m
AURIZON MINES LTD.
CASA BERARDI PROJECT
QUEBEC
Vertical Longitudinal Section
Principal and West Mine Area
Development (Progress at Jan. 16, 2006)
10300N
10200N
10100N
10000N
9900N
10300N
10200N
10100N
10000N
SHAFT
LEVEL 550
ZONE 113
Zone 113
EXISTING DEVELOPMENT
PREPRODUCTION DEVELOPMENT 2006
0
50m
CASA BERARDI Project
Acces to new Shaft
(Level 550)

Reference: NR Issue No. 1-2006 Sketch A

AURIZON MINES LTD.
CASA BERARDI PROJECT

Surface Infrastucture

Headframe

Zone 113
U/G development

-400m
11200E
11400E
550 Lev.
570 Lev.
590 Lev.
-600m
610 Lev.
630 Lev.
650 Lev.
670 Lev.
690 Lev.
710 Lev.
730 Lev.
750 Lev.
770 Lev.
790 Lev.
Existing Infrastructure
Preproduction Development 2006
Production Development (Feasibility 2005)
Stoping 2006
0
50m

Lower Inter
U/G development

-400m
10600E
11000E
-600m
Existing Infrastructure
Preproduction Development 2006
Production Development (Feasibility 2005)
0
100m

Reference: NR Issue No. 1-2006 Sketch B